Exhibit 99.3

Report of Independent Accountants

Structured Products Corp., as Depositor

388 Greenwich Street, 10th Floor

New York, New York 10013

U.S. Bank Trust National Association, as Trustee

Corporate Trust Department

100 Wall Street

New York, NY 10005

Re:	CAST Step-Up Trust III for General Electric

Capital Corporation Notes (the "Trust")

Ladies and Gentlemen:

We have examined management's assertions that the Depositor and the Trustee have complied, in all material respects, with the provisions of the Base Trust Agreement dated as of December 15, 2000, as supplemented by the CAST Step-Up Trust III for General Electric Capital Corporation Notes Series Supplement, dated as of August 7, 2003 (together, the "Trust Agreement"), during the period covered by the annual report on Form 10-K/A filed by the Depositor on behalf of the Trust for the year ended December 31, 2007 (the "Annual Report"). Management is responsible for compliance with the Trust Agreement. Our responsibility is to express an opinion on management's assertions based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Depositor's and the Trustee's compliance with the Trust Agreement and performing such other procedures as considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, the Depositor and the Trustee have complied, in all material respects, with the Trust Agreement during the period covered by the Annual Report and management's assertions with respect to such compliance are fairly stated, in all material respects, for the year ended December 31, 2007.

/s/ Aston Bell CPA

New York, New York

March 17, 2009

EXHIBIT INDEX

Exhibit		Page
99.1	Certification by Vice President and Finance Officer of the Registrant pursuant to 15 U.S.C. Section 7241, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	5
99.2	Annual Compliance Report by Trustee pursuant to 15 U.S.C. Section 7241.	6
99.3	Report of Aston Bell & Associates.	7